PROSPECTUS                             Pricing Supplement No. 2955
Dated January 10, 1995                 Dated January 22, 1997
PROSPECTUS SUPPLEMENT                  Rule 424(b)(3)-Registration Statement
                                                  No. 33-60723
Dated January 25, 1995
                                    GENERAL ELECTRIC CAPITAL CORPORATION
                                     GLOBAL MEDIUM-TERM NOTES, SERIES A
                                        (Redeemable Fixed Rate Notes)

Trade Date:  January 22, 1997

Settlement Date (Original Issue Date):  January 27, 1997

Maturity Date: January 27, 2012 (subject to earlier redemption, as set forth under "Additional Terms-Redemption")

Principal Amount (in Specified Currency): US$20,000,000

Price to Public (Issue Price): 100.00%

Agent's Discount or Commission: 0.125%

Net Proceeds to Issuer:  US$19,975,000

Interest Rate Per Annum:  7.25%

Interest Payment Date(s):

    __       March 15 and September 15 of each year
    x        Other: Monthly on the 27th day of each month, commencing on
             February 27, 1997 (each period from and including an Interest Payment Date or the Original Issue Date, as the case may be, to but excluding the next succeeding Interest
             Payment Date are referred to herein as an "Interest
             Period")

Form of Notes:

    x  DTC registered        __ non-DTC registered

Repayment, Redemption and Acceleration

Initial Redemption Date:  January 27, 1998, and thereafter on any
Interest Payment Date (See  "Additional Terms--Redemption" below)
Initial Redemption Percentage:  100%
Optional Repayment Date:
    Not applicable ("N/A")
Annual Redemption Percentage Reduction: N/A
Modified Payment Upon Acceleration:                           N/A



CAPITALIZED TERMS USED IN THIS PRICING SUPPLEMENT WHICH ARE DEFINED
IN THE PROSPECTUS SUPPLEMENT SHALL HAVE THE MEANINGS ASSIGNED TO
THEM IN THE PROSPECTUS SUPPLEMENT.
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                                             (Fixed Rate Notes)
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                                      Pricing Supplement No. 2955
                                      Dated January 22, 1997
                                      Rule 424(b)(3)-Registration Statement
                                              No. 33-60723

Original Issue Discount:

    Amount of OID:  N/A
    Yield to Maturity:  N/A
    Interest Accrual Date:  N/A
    Initial Accrual Period OID:  N/A

Amortizing Notes:

    Amortization Schedule:  N/A

Dual Currency Notes:

    Face Amount Currency:  N/A
    Optional Payment Currency:  N/A
    Designated Exchange Rate:  N/A
    Option Value Calculation Agent:  N/A
    Option Election Date(s):  N/A

Indexed Notes:

    Currency Base Rate:  N/A
    Determination Agent:  N/A

Additional Terms:

    Interest.

    Accrued interest on the Notes for each Interest Period shall be calculated and paid based on the number of days in such Period divided by 360 (the number of days in such Period to be calculated on the basis of a year of 360 days consisting of twelve 30-day months). As a result, the amount payable on each Interest Payment Date, will remain constant irrespective of the actual number of days that have elapsed since the preceding Interest Payment Date.

    Optional Redemption.

    The Company may at its option elect to redeem the Notes in whole on January 27, 1998 or on any Interest Payment Date thereafter
    (each such date, an "Optional Redemption Date") at 100% of their principal amount plus accrued interest to but excluding the date of redemption (the "Redemption Date").  In the event the Company elects to redeem the Notes, notice will be given to registered holders not more than 60 nor less than 30 days prior to the
    Redemption Date.
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                                             (Fixed Rate Notes)
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                                      Pricing Supplement No. 2955
                                      Dated January 22, 1997
                                      Rule 424(b)(3)-Registration Statement
                                              no. 33-60723
Additional Terms:

    Certain Covenants of the Company.

    As of August 1, 1996, the Company entered into a supplemental indenture with The Chase Manhattan Bank, as trustee, eliminating the covenants of the Company described in the Prospectus under the caption "Certain Covenants of the Company". Consequently, the information under such caption is not applicable to the Notes.


Additional Information:

    General.

    At September 28, 1996, the Company had outstanding indebtedness totalling $114.704 billion, consisting of notes payable within one year, senior notes payable after one year and subordinated notes payable after one year. The total amount of outstanding indebtedness at September 28, 1996 excluding subordinated notes payable after one year was equal to $114.007 billion.

    Consolidated Ratio of Earning to Fixed Charges.

    The information contained in the Prospectus under the caption
    "Consolidated Ratio of Earnings to Fixed Charges" is hereby amended in its entirety, as follows:

                 Year Ended December                  Nine Months Ended
         1991    1992    1993     1994    1995        September 28, 1996

         1.34    1.44    1.62     1.63    1.51             1.56

    For purposes of computing the consolidated ratio of earnings to fixed charges, earnings consist of net earnings adjusted for the provision for income taxes, minority interest and fixed charges. Fixed charges consist of interest and discount on all indebtedness and one-third of rentals, which the Company believes is a reasonable approximation of the interest factor of such rentals.

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                                             (Fixed Rate Notes)
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                                      Pricing Supplement No. 2955
                                      Dated January 22, 1997
                                      Rule 424(b)(3)-Registration Statement
                                              no. 33-60723

    Documents Incorporated by Reference.

    The information contained in the Prospectus in the first paragraph of text under the caption "Documents Incorporated by Reference" is hereby amended in its entirety, as follows: There is hereby incorporated in the Prospectus by reference the Company's Annual Report on Form 10-K for the year ended December 31, 1995, the Company's Quarterly Reports on Form 10-Q for the quarters ended March 30, 1996, June 29, 1996 and September 28, 1996 and the Company's Form 8-K dated June 28, 1996 heretofore filed with the Securities and Exchange Commission pursuant to the 1934 Act, to which reference is hereby made.

Plan of Distribution:

    The Notes are being purchased by Goldman, Sachs & Co. (the
    "Underwriter"), as principal, at the Issue Price of 100.00% of the aggregate principal amount.

    The Company has agreed to indemnify the Underwriter against certain liabilities, including liabilities under the Securities Act of 1933, as amended.